Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-173157) pertaining to the Stock Related Award Incentive Plan of 1999 and the 2010 Stock Incentive Plan of SouFun Holdings Limited,
(2)	Registration Statement (Form S-8 No. 333- 207182) pertaining to the 2015 Stock Incentive Plan of SouFun Holdings Limited, and
(3)	Registration Statement (Form F-3 No. 333-208628) of SouFun Holdings Limited

of our reports dated May 17, 2016, with respect to the consolidated financial statements of SouFun Holdings Limited and the effectiveness of internal control over financial reporting of SouFun Holdings Limited, included in this Annual Report (Form 20-F) of SouFun Holdings Limited for the year ended December 31, 2015.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

May 17, 2016